PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED JUNE 14, 1999                    REGISTRATION NO. 333-75865


                             SOLECTRON CORPORATION

                                 $1,656,000,000
         LIQUID YIELD OPTION(TM) NOTES (ZERO COUPON - SENIOR) DUE 2019
                                      AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE LYONs

        This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of Liquid Yield Option(TM) Notes (Zero Coupon - Senior) due 2019 (the "LYONs") of Solectron Corporation (the "Company") and the shares of Common Stock, par value of $.001 per share (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

        This Prospectus Supplement should be read in conjunction with the Prospectus dated June 14, 1999, which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in the Prospectus Supplement shall have the meanings given them in the Prospectus.

        The table below sets forth information as of the date hereof about the principal amount at maturity of the LYONs and the underlying common stock beneficially owned by each Selling Securityholder of the LYONs that may be offered using this prospectus. All information concerning beneficial ownership has been furnished by the Selling Securityholders.

                                                            Principal Amount
                                                             at Maturity of
                                                                 LYONs                             Number of
                                                             Beneficially      Percentage of       Shares of         Percentage of
                                                                Owned              LYONs          Common Stock        Common Stock
  Name                                                     That May Be Sold     Outstanding    That May Be Sold(1)   Outstanding(2)
  ----                                                     ----------------    -------------   -------------------   --------------
American Fidelity Assurance Company                           $280,000                *                2,092                 *
Associated Electric & Gas Insurance Services Ltd.             $495,000                *                3,699                 *
Banque Nationale de Paris Georgetown Branch by
Banque Nationale de Paris New York Branch                   $5,000,000                *               37,360                 *
Blue Cross Blue Shield of Florida                           $2,150,000                *               16,065                 *
Calamos Convertible Portfolio--Calamos Advisor Trust            $6,000                *                   45                 *
Calamos Strategic Income Fund                                 $130,000                *                  971                 *
CapitalCare, Inc.                                             $155,000                *                1,158                 *
CareFirst of Maryland, Inc.                                 $1,050,000                *                7,846                 *
CGCM Market Neutral Fund                                      $300,000                *                2,242                 *
Chrysleter Corporation Mater Retirement Trust              $12,450,000                *               93,026                 *
City of Birmingham Retirement & Relief System                 $900,000                *                6,725                 *
D.E. Shaw                                                   $2,500,000                *               18,680                 *
Delphi Foundation                                             $136,000                *                1,016                 *
Delta Air Lines Master Trust                                $5,010,000                *               37,435                 *
Freestate Health Plan, Inc.                                   $400,000                *                2,989                 *
General Electric Mortgage Insurance Corporation               $525,000                *                3,923                 *
General Motors Employees Global Group Pension Trust        $28,389,000              1.6%             197,179                 *
Geneal Motors Foundation, Inc.                              $1,015,000                *                7,584                 *
Group Hospitalization Medical Services, Inc.                $1,000,000                *                7,472                 *
JP Morgan Securities Inc.                                   $9,600,000                *               71,731                 *
Lincoln Mutual Life Insurance Company                          $90,000                *                  672                 *
Lions Club International Foundation                           $300,000                *                2,242                 *
Motion Picture Industry Health Plan - Active
Member Fund                                                 $1,475,000                *               11,021                 *
Motion Picture Industry Health Plan - Retiree
Member Fund                                                   $735,000                *                5,492                 *
Motors Insurance Corporation                                $6,460,000                *               48,269                 *
National Union Fire Insurance Co. of Pittsburgh             $3,700,000                *               27,646                 *
OCM Convertible Limited Partnership                           $365,000                *                2,727                 *
OCM Convertible Trust                                      $13,730,000                *              102,591                 *
Partner Reinsurance Company, Ltd.                           $1,360,000                *               10,182                 *
Physicians Reciprocal Insurers Account #7                     $500,000                *                3,736                 *
Raytheon Company Master Retirement Trust                    $6,200,000                *               46,326                 *
Salomon Smith Barney, Inc.                                  $3,000,000                *               22,416                 *
SG Cowen Securities                                         $2,000,000                *               14,944                 *
Southern Farm Bureau Life Insurance Company                   $550,000                *                4,110                 *
State Employees' Retirement Fund of the State of
Delaware                                                    $4,345,000                *               32,466                 *
State of Connecticut Combined Investment Funds             $14,660,000                *              109,540                 *
The Northwestern Mutual Life Insurance Company             $43,500,000              2.6%             325,032                 *
The Northwestern Mutual Life Insurance Company
Group Annuity Separate Account                              $3,500,000                *               26,152                 *
Warburg Dillon Read LLC                                    $42,717,000              2.6%             319,181                 *

------------
*    Less than 1%

(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     7.472 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of LYONs - Conversion Right." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 253,032,261 shares of common stock outstanding as of June 9, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's LYONs. However, we did not assume the conversion of any other holder's LYONs.

                                  -----------

        FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

                                  -----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
            AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
               SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                  -----------

           The date of this Prospectus Supplement is June 30, 1999.

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(TM) Trademark of Merrill Lynch & Co.